EXHIBIT  23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Charter Financial Corporation
West Point, Georgia

We consent to the incorporation by reference in this registration statement on Form S-8 of Charter Financial Corporation of our reports dated December 14, 2012, with respect to the consolidated statements of financial condition of Charter Financial Corporation and subsidiary as of September 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2012, and the effectiveness of internal control over financial reporting as of September 30, 2012, which reports appear in the latest prospectus filed by Charter Financial Corporation pursuant to the Registration Statement on Form S-1 originally filed on December 14, 2012 (No. 333-185482), as amended and declared effective on February 11, 2013, and to the reference of our Firm under the heading “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
May 1, 2013